Filed Pursuant to Rule 433

Registration No.: 333-134553

15YR NC 1YR Lehman Steepener

Final Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc.

Ratings:	Moody’s A1/ S&P A+/ Fitch AA–

Issue Size:	$5,000,000

Issue Price:	100.0%

Redemption Price:	100.0%

CUSIP:	52517P3J8

Trade Date	July 18, 2007

Settlement Date:	July 30, 2007

Maturity Date:	July 30, 2022, subject to Optional Redemption

Interest Rate:	From and including the Settlement Date to but excluding July 30, 2008:
10.00%

From and including July 30, 2008, to but excluding the Maturity Date:

40 * (10yr CMS Rate – 2yr CMS Rate), provided that the Interest Rate payable on any Interest Payment Date shall not exceed the Interest Rate Cap nor shall be less than 0.00%

Interest Rate Cap:	For each Interest Period, a percentage equal per annum to 25.00%

Day Count Basis:	30/360

Interest Period:

Quarterly from and including each Interest Payment Date (or the Settlement Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Interest Payment	Quarterly on the 30th of January, April, July and October, commencing October 30, 2007, subject to Optional Redemption
Interest Reset Dates:

Quarterly on the 30th of January, April, July and October, commencing July 30, 2008, for the period commencing on and including such Interest Reset Date to but excluding the next succeeding Interest Payment Date, determined on the related Interest Determination Date

Interest Determination Dates:	Two Business Days prior to the related Interest Reset Date
10yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

2yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

If the 10yr CMS Rate or the 2yr CMS Rate does not appear on Reuters Screen ISDAFIX1 on any Interest Determination Date, the rate for the related Interest Reset Date shall be determined on such Interest Determination Date as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006.

Business Days:	New York and London
Optional Redemption:

The Issuer has the right on every Interest Payment Date commencing on or after July 30, 2008, provided that the Issuer gives 5 Business Days notice to the investor, to call the Notes in whole or in part at the Redemption Price. All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Day Convention:	Modified following, unadjusted
Denominations:	$1,000 / $1,000
Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

Risk Factors

An investment in the notes entails certain risks not associated with an investment in conventional floating rate or fixed rate medium-term notes.  See “Risk Factors” in the Series I MTN prospectus supplement.

United States Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I.

Historical Levels of the 10yr CMS Rate and 2yr CMS Rate

The following shows the 10yr CMS Rate and the 2yr CMS Rate in effect on the Trade Date and on the hypothetical Interest Reset Dates listed below. The historical experience of the 10yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 10yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 10yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate after July 30, 2008, difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Reset Dates	10yr CMS Rate (in %)	2yr CMS Rate (in %)	10yr CMS Rate – 2yr CMS Rate (in %)
7/18/2007	5.677	5.336	0.341
4/30/2007	5.169	5.017	0.152
1/30/2007	5.399	5.339	0.060
10/30/2006	5.203	5.144	0.059
7/31/2006	5.545	5.408	0.137
5/1/2006	5.638	5.371	0.267
1/30/2006	5.048	4.925	0.123
10/31/2005	5.071	4.816	0.255
8/1/2005	4.765	4.415	0.350
5/2/2005	4.644	3.999	0.645
1/31/2005	4.514	3.618	0.896
11/1/2004	4.527	2.964	1.563
7/30/2004	4.962	3.075	1.887
4/30/2004	4.976	2.656	2.320
1/30/2004	4.531	2.177	2.354
10/30/2003	4.753	2.218	2.535
7/30/2003	4.817	1.881	2.936
4/30/2003	4.202	1.717	2.485

Hypothetical			10yr CMS Rate – 2yr
Interest Reset	10yr CMS Rate	2yr CMS Rate	CMS Rate
Dates	(in %)	(in %)	(in %)
1/30/2003	4.428	2.009	2.419
10/30/2002	4.527	2.134	2.393
7/30/2002	5.230	2.863	2.367
4/30/2002	5.628	3.614	2.014
1/30/2002	5.695	3.429	2.266
10/30/2001	5.076	2.928	2.148
7/30/2001	5.900	4.365	1.535
4/30/2001	6.152	4.859	1.293
1/30/2001	6.060	5.339	0.721
10/30/2000	6.857	6.679	0.178
7/31/2000	7.250	7.104	0.146
5/1/2000	7.449	7.333	0.116
1/31/2000	7.519	7.159	0.360
11/1/1999	6.922	6.394	0.528
7/30/1999	6.902	6.289	0.613
4/30/1999	6.068	5.526	0.542
2/1/1999	5.502	5.182	0.320
10/30/1998	5.400	4.701	0.699
7/30/1998	6.056	5.874	0.182
4/30/1998	6.163	5.961	0.202
1/30/1998	6.000	5.660	0.340
10/30/1997	6.362	6.007	0.355
7/30/1997	6.455	6.047	0.408
4/30/1997	7.071	6.536	0.535
1/30/1997	6.921	6.186	0.735
10/30/1996	6.714	5.948	0.766
7/30/1996	7.239	6.508	0.731
4/30/1996	7.072	6.237	0.835
1/30/1996	6.012	5.149	0.863
10/30/1995	6.420	5.839	0.581
7/31/1995	6.827	6.063	0.764
5/1/1995	7.452	6.858	0.594
1/30/1995	8.053	7.596	0.457
10/31/1994	8.182	7.112	1.070
8/1/1994	7.492	6.256	1.236
5/2/1994	7.488	6.075	1.413
1/31/1994	5.931	4.255	1.676
11/1/1993	5.897	4.207	1.690
7/30/1993	6.150	4.299	1.851
4/30/1993	6.385	4.015	2.370
2/1/1993	6.701	4.365	2.336
10/30/1992	7.179	4.704	2.475
7/30/1992	7.048	4.456	2.592